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                                                                       EXHIBIT M


                               CREDIT SUISSE TRUST
                            SMALL CAP VALUE PORTFOLIO

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                             _________ CLASS SHARES

        The Small Cap Value Portfolio (the "Portfolio") of Credit Suisse Trust (the "Fund") is a separate investment portfolio of an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the "Act"). The Portfolio intends to employ Credit Suisse Asset Management Securities, Inc. and/or others as the principal underwriter and distributor (the "Distributor") of the _______ Class shares of the Portfolio (the "12b-1 Class") pursuant to a written distribution agreement and desires to adopt a plan of distribution pursuant to Rule 12b-1 under the Act to assist in the distribution of the 12b-1 Class shares of the Portfolio to various insurance companies (each an "Insurer") for allocation to certain of their separate accounts ("Accounts") and to various plan sponsors and record-keepers ("Record-keepers"; together with Insurers, "Service Organizations") of employee benefit plans ("Plans").

        The Board of Trustees (the "Board") of the Fund having determined that a plan of distribution containing the terms set forth herein is reasonably likely to benefit the Portfolio and the contract owners of the Accounts and the participants in the Plans ("Customers"), the Fund hereby adopts a compensation-type plan of distribution for the Portfolio's 12b-1 Class shares (the "Plan") pursuant to Rule 12b-1 under the Act on the following terms and conditions:

        1. The Portfolio is hereby authorized to pay to the Distributor as compensation for its services, distribution payments (the "Payments") in connection with the distribution of 12b-1 Class shares of the Portfolio in an aggregate amount equal to 0.25% per year of the average daily net assets of 12b-1 Class shares of the Portfolio. The Distributor may use such payments to compensate Service Organizations, recognizing that Service Organizations incur various costs in connection with the indirect distribution of 12b-1 Class shares of the Portfolio and that Service Organizations provide various services that directly or indirectly benefit Customers. Such Payments shall be accrued daily and paid monthly in arrears.

        2. Payments under this Plan are not limited to the expenses actually incurred in providing services hereunder, and such payments may exceed expenses actually incurred. Furthermore, any portion of any fee paid to the Distributor or to any of its affiliates by the Portfolio, or any of their past profits or other revenue, may be used in their sole discretion to provide services to Customers, to compensate Service Organizations, including for marketing or other costs, or to foster distribution of 12b-1 Class shares. The Distributor or the Portfolio's investment adviser or their affiliates may, from such entity's own resources, pay a fee to a Service Organization whose Customers have or may have a direct or indirect beneficial interest in 12b-1 Class shares.

        3. Payments may be made by the Portfolio under this Plan for the purpose of financing or assisting in the financing of any activity which is primarily intended to result in the


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sale of 12b-1 Class shares of the Portfolio. The scope of the foregoing may be interpreted by the Board from time to time, including the selection of those activities for which payment can be made, whose decision shall be conclusive. Without in any way limiting the discretion of the Board, the following activities are hereby declared to be primarily intended to result in the sale of 12b-1 Class shares of the Portfolio: advertising the Portfolio either alone or together with other funds; compensating Service Organizations and other selling entities and sales and marketing personnel of any of them for sales of 12b-1 Class shares of the Portfolio, whether in a lump sum or on a continuous, periodic, contingent, deferred or other basis; compensating the Distributor, the Portfolio's adviser and their personnel and Service Organization personnel for providing services to shareholders of the Portfolio relating to their investment in the Portfolio, including assistance in connection with inquiries relating to the Accounts and to Customers; the production and dissemination of prospectuses and statements of additional information of the Portfolio and the preparation, production and dissemination of sales, marketing and shareholder servicing materials for existing and prospective Customers; holding seminars and sales meetings designed to promote the distribution of 12b-1 Class shares; training and educating sales personnel of Service Organizations regarding the Portfolio; third party consultancy or similar expenses relating to any activity for which Payment is authorized by the Board; and the financing of any activity for which Payment is authorized by the Board.

        4. Amounts paid to the Distributor by the Portfolio under the Plan will not be used to pay the distribution expenses incurred with respect to any other class of shares of the Portfolio, except that distribution expenses attributable to the Portfolio as a whole will be allocated to the 12b-1 Class shares according to the ratio of the sales of 12b-1 Class shares to the total sales of the Portfolio's shares over the Portfolio's fiscal year or such other allocation method approved by the Board.

        5. The Fund, on behalf of the Portfolio, is hereby authorized and directed to enter into appropriate written agreements with the Distributor and each other person to whom the Portfolio intends to make any Payment, and the Distributor is hereby authorized and directed to enter into appropriate written agreements with each person to whom the Distributor intends to make any payments in the nature of a Payment. The foregoing requirement is not intended to apply to any agreement or arrangement with respect to which the party to whom Payment is to be made does not have the purpose set forth in Section 2 above (such as the printer in the case of the printing of a prospectus or a newspaper in the case of an advertisement) unless the Board determines that such an agreement or arrangement should be treated as a "related agreement" for purposes of Rule 12b-1 under the Act.

        6. Each agreement required to be in writing by Section 5 must contain the provisions required by Rule 12b-1 under the Act and must be approved by a majority of the Board ("Board Approval") and by a majority of the trustees ("Disinterested Trustee Approval") who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of the Plan or any such agreement, by vote cast in person at a meeting called for the purposes of voting on such agreement.

        7. The officers, investment adviser or Distributor of the Portfolio, as appropriate, shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such Payments were made.



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        8.      To the extent any activity is covered by Section 2 and is also an activity which the Portfolio may pay for without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the Act (such as the printing of prospectuses for existing Portfolio shareholders), this Plan shall not be construed to prevent or restrict the Portfolio from paying such amounts outside of this Plan and without limitation hereby and without such payments being included in the calculation of Payments subject to the limitation set forth in Section 1.

        9. This Plan shall not take effect until it has been approved by a vote of at least a majority of the outstanding voting securities of the 12b-1 Class shares of the Portfolio. This Plan may not be amended in any material respect without Board Approval and Disinterested Trustee Approval and may not be amended to increase the maximum level of Payments permitted hereunder without such approvals and further approval by a vote of at least a majority of the outstanding voting securities of the Portfolio. This Plan may continue in effect for longer than one year after its approval by the shareholders of the Portfolio only as long as such continuance is specifically approved at least annually by Board Approval and by Disinterested Trustee Approval.

        10. While the Plan is in effect with respect to the Portfolio, the selection and nomination of the trustees who are not "interested persons" of the Fund will be committed to the discretion of such disinterested trustees.

        11. This Plan may be terminated with respect to the Portfolio at any time by a vote of the trustees who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or any agreement hereunder, cast in person at a meeting called for the purposes of voting on such termination, or by a vote of at least a majority of the outstanding voting securities of the 12b-1 Class shares of the Portfolio.

        12. For purposes of this Plan the terms "interested person" and "related agreement" shall have the meanings ascribed to them in the Act and the rules adopted by the Securities and Exchange Commission thereunder and the term "vote of a majority of the outstanding voting securities" of the 12b-1 Class shares of the Portfolio shall mean the vote, at the annual or a special meeting of the holders of 12b-1 Class shares of the Portfolio duly called, of the lesser of (a) 67% or more of the voting securities of the 12b-1 Class shares of the Portfolio present at such meeting, if the holders of more than 50% of the outstanding voting securities of the 12b-1 Class shares of the Portfolio are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of the 12b-1 Class shares of the Portfolio.




February 12, 2002



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